EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

BETWEEN:

DLT Resolution Inc OF THE FIRST PART

a body corporate, incorporated pursuant to the laws

of Las Vegas NV, USA

(“Purchaser” or “DLT Resolution”)

-and-

Global Motor Trade LLC. OF THE SECOND PART

a body corporate, incorporated pursuant to the laws

of the State of Pennsylvania, USA

("GMTI")

-and-

Global Motor Trade International LLC.

a body corporate, incorporated pursuant to the laws

of the State of Delaware, USA /

-and-

SJ Auto Trade LLC.

a body corporate, incorporated pursuant to the laws

of the State of New York, USA /

("SJ")

-and-

Page 2.

WEC International LLC.

a body corporate, incorporated pursuant to the laws

of the State of Florida, USA /

("WEC")

-and-

(The Members) of OF THE THIRD PART

As defined in Schedule A of this Term Sheet

Global Motor Trade International LLC.

SJ Auto Trade LLC and Global Motor Trade LLC

SJ Auto Trade LLC is beneficially owned by Charles S Brofman in its entirety.

Global Motor Trade LLC is beneficially owned by Abdul Matin Moosa in its entirety.

("GMTI")

-and-

Global Motor Trade LLC

Beneficially owned by Abdul Matin Moosa in its entirety

-and-

SJ Auto Trade LLC.

Beneficially owned by Charles S Brofman in its entirety

("SJ")

-and-

WEC International LLC.

Beneficially owned 51% by Charles S Brofman and beneficially owned 49% by Yupa Brofman Charles S Brofman and Yupa Brofman are Husband and Wife (“WEC”)

(collectively referred to as “Vendors” or “Shareholders” all of which are all referenced in this agreement collectively as Global Motor Trade Group of Companies or as “GMTI”)

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WHEREAS:

A. The Corporation’s Global Motor Trade Group of Companies, based in the United States, specializes in international vehicle, vehicle parts and equipment, and machinery and equipment, wholesale distribution and sale, with a primary focus on United States, Canada, Mexico, Southeast Asia, China, Europe, Dubai, Africa and worldwide.

B. The Vendors are the sole registered holders and legal and beneficial owners of the corporations LLC’s and all of the currently issued and outstanding membership interests , assets and capital.

C. The Vendors wish to sell to the Purchaser, and the Purchaser wishes to buy from the Vendors, the corporations, LLC’s, all of the issued and outstanding membership interests , assets and capital subject to all debts and obligations of the Vendors.

D. The Purchaser, the Vendors entered into a letter of intent dated February 19, 2024, pursuant to which, among other things, the Vendors agreed to sell the, LLC’s to the Purchaser (the “Letter of Intent”).

E. The Parties wish to set forth herein the terms and conditions of their agreement, as initially outlined in the Letter of Intent.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed by and between the Parties as follows:

1. INTERPRETATION

1.1. Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

1.1.1.“Agreement” means this agreement, including all Schedules hereto, as it may be supplemented or amended by written agreement between the Parties;

1.1.2.“Authorization” means, in connection with any Person, the registrations, permits, orders, certificates of approval, approvals, licences, quotas, consents, qualifications, certifications, commitments, rights, exemptions, waivers, privileges or other similar authorizations issued or granted by any Governmental Authority having jurisdiction over the Person or its assets or rights, or by any other third party from which such authorizations are required;

1.1.3.“Books and Records” means books, ledgers, files, records, reports, plans, correspondence, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, owned or maintained by or relating to the Corporation or the Business, including all books of account, Tax records, by-laws, minutes, resolutions and other corporate records, sales and purchase records, all files relating to employees, customer and supplier lists, promotional materials, formulae, business and research reports, computer software, studies, marketing plans, budgets, market data, marketing materials, part lists and all other like documents, files, correspondence and other information;

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1.1.4.“Business” means the consumer analytics, media strategy and media planning business of the Corporation as further described in the current version of the Business’website at https://www.globalmotortrade.com and at https://www.wectrade.com;

1.1.5.“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario and Florida United States;

1.1.6.“DLT Shares” means common shares in the capital of the Purchaser;

1.1.7.“Claim(s)” means any claim, demand, action, cause of action, suit, hearing, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, judgement, settlement or compromise, award, assessment or reassessment, including any appeal or application for review;

1.1.8.“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Shares pursuant to this Agreement on the Closing Date;

1.1.9.“Execution of SPA” means the mutually agreed on and signing of the Share Purchase Agreement, on or about March 1, 2024.

1.1.10.“Closing Date” means the date of Closing on a date on or before March 26, 2024;

1.1.11.“Closing Receivables” means the outstanding accounts receivable of the Business as at the Closing Date;

1.1.12.“Closing Payables” means the outstanding accounts payable of the Vendors as of the Closing Date including all outstanding loans and obligations of the Vendors;

1.1.13.“Collective Agreement” has the meaning ascribed thereto in Section 3.37.1 hereof;

1.1.14.“Competitive Activity” has the meaning ascribed thereto in Section 7.2 hereof;

1.1.15.“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services possessed and used by the Corporation to receive, store, process or transmit data, to carry on the Business or to carry on its day-to-day operations and affairs;

1.1.16.“Contract(s)” means any agreement, understanding, undertaking, commitment, licence or lease, whether written or oral;

1.1.17.“Corporation” “Limited Liability Company “ (“LLC”) has the meaning ascribed thereto in the recitals of this Agreement and as set forth in the laws of the State in which the LLC was ;

1.1.18.“Corporation IP” has the meaning ascribed thereto in Section 3.26.1 hereof;

1.1.19.“Earn-Out” means the conditional portion of the Purchase Price related to the financial performance of the Corporation for F2022 and F2023;

1.1.20.“Earn-Out Payments” has the meaning ascribed thereto in Section 2.3.2 hereto;

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1.1.21.“Earn-Out Shares” means DLT Shares to be held in escrow that comprise the Earn-Out Payments;

1.1.22.“Employees” means all current personnel employed or engaged by the Vendor in connection with the Business including any who are on medical leave or other statutory or authorized leave, and including employees and independent contractors listed in Schedule “H” hereto;

1.1.23.“Employee Plans” means all employment, retention, retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, unemployment benefits, vacation, incentive, compensation or other Employee individual or group benefits, agreements, plans, programs, arrangements, policies, practices or undertakings, whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured, self-insured or uninsured, whether or not subject to any Laws:

1.1.23.1. that are sponsored, maintained, funded or contributed to, or required to be sponsored, maintained, funded or contributed to, for the benefit of Employees or former employees, the Vendors, or their spouses, dependents, survivors or other beneficiaries; or

1.1.23.2. which the Corporation is a party to or bound by, or under which the Corporation with respect to Employees has any liability (whether known or unknown, accrued presently or in the future, actual or contingent, absolute, current, long-term or otherwise);

1.1.24.“Encumbrance(s)” means any security interest, mortgage, charge, pledge, hypothec, prior claim, assignment, lien (statutory or otherwise), title retention right or arrangement, easement, title defect, restriction, option, adverse claim, right of others or other encumbrance of any kind or howsoever arising, and any right or privilege capable of becoming any of the foregoing;

1.1.25.“Financial Statements” means (i) the a financial statements for the Corporation as at December 31, 2022, December 31, 2023 and for the four-months then ended March 15, 2024, comparative with the same period for 2020, consisting of a balance sheet and the accompanying statement of operations and retained earnings for the period then ended and notes thereto together with the notice to reader thereon, true and complete copies of which are enclosed herewith as Schedule ;

1.1.26.“F2022” means the financial year of the Corporation from January 1, 2022, to December 2022;

1.1.27.“F2023” means the financial year of the Corporation from January 1, 2023, to December 2023;

1.1.28.“Governmental Authority” means any national, federal, provincial, state, local, municipal, regional, territorial, or other government, governmental or public ministry, department, branch agency, commission, court, arbitration panel or authority, domestic or foreign, exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or taxing authority or power of any nature as well as any quasi-governmental or private body exercising any regulatory or taxing authority under or for the account of any of them, and any subdivision of any of them;

1.1.29. “US GAAP” means U.S. and International Financial Reporting Standards;

1.1.30.“Indemnified Party” has the meaning ascribed thereto in Section 9.1 hereof;

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1.1.31.“Intellectual Property” means all rights and interests, anywhere in the world, to and in (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof; (b) all trademarks, service marks, unregistered trademarks, trade dress, logos, trade names, domain names and corporate names (including all internet and intranet name(s), addresses, icon(s) and other designation(s) useful to identify or locate the Corporation on a computer network such as the world wide web), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and business information and other confidential information (including ideas expressed in writing related to the Business, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software, software packages and application software (including data and related documentation and source code and object or executable code), in all forms and on any medium (collectively, the “Software”); (g) all other proprietary rights and other rights associated with any of the foregoing, including moral rights; and (h) all copies and tangible embodiments thereof, in each instance in whatever form or medium; excluded from this definition specifically is Intellectual Property owned by Cybersettle Holdings Inc.

1.1.32.“Intellectual Property Contracts” has the meaning ascribed thereto in Section 3.26.2.4 hereof;

1.1.33.“ITA” means the Income Tax Act (United States), as may be amended from time to time;

1.1.34.“Knowledge of the Vendors” means the knowledge that Charles S Brofman and Abdul Matin Moosa has or should reasonably be expected to have in relation to facts or circumstances contemplated by the applicable provisions of this Agreement, after having conducted a commercially reasonable inquiry among the Corporation’s legal counsel and independent accountants or auditors about such facts or circumstances as a reasonable person would do under such circumstances.

1.1.35.“Law(s)” means all applicable laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial, arbitral or administrative judgments, orders, decisions, rulings or awards, whether domestic, foreign or international, or any provisions or requirements of the foregoing, and the terms and conditions of any grant of Authorization, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking, property, assets or rights, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property, assets or rights;

1.1.36.“Letter of Intent” has the meaning ascribed thereto in the recitals of this Agreement;

1.1.37.“Licensed IP” has the meaning ascribed thereto in Section 3.26.1 hereof;

1.1.38.“Loss(es)” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any Claim and all interest, fines, penalties and reasonable professional fees and disbursements but excluding (i) loss of profits, consequential damages, punitive damages or any indirect damages (unless awarded by a Governmental Authority to a Person bringing a Third Party Claim), (ii) all insurance recoveries received by the Party suffering any of the foregoing directly associated therewith, and (iii) direct Tax benefits received by the Party suffering any of the foregoing;

1.1.39.“Material Contracts” has the meaning ascribed thereto in Section 3.31.2 hereto;

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1.1.40.“Net Working Capital” consists of the sum of accounts receivable, and good and services tax recoverable minus accounts payable and accrued liabilities, income taxes payable, employee deductions payable and amounts due to shareholder, calculated in accordance with US GAAP and following the methodology and sample calculation set out in Schedule 1.1.39;

1.1.41. EBITDA means earnings before interest, income tax, depreciation and amortization of continuing operations adjusted for:

a. shareholders’benefits no longer continuing or added;

b. one-time non-recurring items both in revenue and expenses;

c. the proper level of expenses that were reduced during the pandemic or levels that are not at market or representative of on-going operations;

d. market compensation for all employees

e. removing all government financial assistance programs related to Covid-19;

f. to be determined prior to closing of this transaction, total pay of $125,000 annually for Matin together with quarterly bonus payments up to $56,250.00 per quarter based upon a percentage of EBITDA for total cash compensation of $350,0000 per year to be adjusted annually for the rate of inflation in the United States and participation in the Company’s stock option plan in amounts determined by the Board of Directors.

To be determined prior to closing of this transaction, compensation to Charles S Brofman as General Counsel to the Company at a base pay of the greater of $125,000, or 75% of the highest paid senior executive of the company including CEO, CFO or COO, per board resolution adjusted annually for the rate of inflation in the United States together with bonuses as may be awarded by the Board of Directors and participation in the Company’s stock option plan as may be awarded by the Board of Directors.

“Ordinary Course” means, with respect to an action or conduct, that such action or conduct is consistent with past practice and is taken or arising in the ordinary course of normal day-to-day operations of the Business of the Corporation;

1.1.42.“Owned IP” has the meaning ascribed thereto in Section 3.26.1 hereof but which excludes any IP that is owned by Cybersettle Holdings Inc. ;

1.1.43.“Party(ies)” means the Purchaser, the Corporation, LLC’s and the Vendors, or any one (1) or more of them, as applicable;

1.1.44.“Person(s)” means an individual, body corporate, sole proprietorship, partnership, trust, LLC, unincorporated association, unincorporated syndicate, unincorporated organization, or another entity, and a natural person acting in his or her individual capacity or in his or her capacity as executor, trustee, administrator or legal representative, and any Governmental Authority;

1.1.45.“Purchase Price” has the meaning ascribed thereto in Section 2.2.1 hereof;

1.1.46.“Purchased Companies” means, the Limited Liability Companies previously listed in the caption of this Agreement and defined as Vendors or GMTI..

1.1.47.“Purchased Shares” means, collectively, all of the issued and outstanding Membership Interests in the share capital of the LLC’s,

1.1.48.“Purchaser” has the meaning ascribed thereto in the initial description of the Parties hereunder;

1.1.49.“Restrictive Period” has the meaning ascribed thereto in Section 7.1 hereof;

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1.1.50.“Securities” has the meaning given to that term in the Securities Act (Ontario);

1.1.51.“Software” has the meaning ascribed thereto in Section 1.1.27 hereof;

1.1.52.“Tax” or “Taxes” means, with respect to a Person, any or all general or special taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions or other charges of any kind whatsoever, whether direct or indirect, imposed by any Governmental Authority, that are assessed on, levied on, imposed on, become an Encumbrance upon or relates to the Person, any property of the Person, the rents or revenues from any such property, or the ownership, use, occupancy or enjoyment of any such property, including, but not limited to, all Canadian, and other federal, provincial, state, local and other net income, gross income, gross receipts, alternative minimum, estimated, property, school, license, ad valorem, business and occupation, sales, use, goods and services, transfer, excise, severance, stamp, occupational, profits, franchise, added value, withholding, social security, social insurance, employment insurance, payroll, receipts, capital stock, capital, large corporations, transfer, profits, employment, disability, worker’s compensation, government-sponsored pension plans, real estate or personal property taxes, customs duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with all interest, penalties, fines or other additions thereto whether disputed or not, as well as their foreign equivalent;

1.1.53.“Tax Law(s)” means the Internal Revenue Code of the United States of America or such tax laws as may be applicable to a particular State of the United States of America and any other Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes;

1.1.54.“Tax Return(s)” means any return, report, declaration, designation, election, agreement, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document, instrument or materials relating to Taxes, including any related or supporting information and documentation with respect to any of the foregoing, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes, including any amendment thereto;

1.1.55.“Territory” has the meaning ascribed thereto in Section 7.2 hereof;

1.1.56.“Third Party Claim” has the meaning ascribed thereto in Section 9.6.1 hereof; and

1.1.57.“Vendors” and “GMTI” have the meanings ascribed thereto in the initial description of the Parties hereunder.

1.2. Certain Rules of Interpretation.

1.2.1. In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include both genders. Every use of the word “including” in this Agreement is to be construed as meaning “including, without limitation”.

1.2.2. The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement. References in this Agreement to a Section or Schedule are to be construed as references to a Section or Schedule of or to this Agreement.

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1.3. Governing Law. This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the United States and applicable therein. The Vendors, LLC’s, the Corporation and the Purchaser each hereby irrevocably attorns to the jurisdiction of the courts of the State of Nevada or the United States District Court for the State of Nevada. .

1.4. Entire Agreement. This Agreement (including its Schedules), together with the agreements and other documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including, without limitation, the Letter of Intent), and there are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement or the other agreements and documents delivered pursuant to this Agreement. This Agreement shall prevail and rank paramount over its Schedules to the extent only of any inconsistency or conflict.

1.5. Schedules. The following Schedules are attached to and incorporated by reference into this Agreement:

Schedule	Subject Matter
A	Term Sheet executed 19th February 2024.
1.1.21	Earn-Out Payments Financial Statements
1.1.39	Working Capital methodology and sample calculation
3.8	Consents
3.23	Lease for Business
3.26.1	Intellectual Property
3.29	Banking Information
3.30	Material Contracts
3.31	Suppliers of the Business
3.36.1	Employees
3.38.1	Employee Plans
3.40	Litigation
5.1.7	Mutual Release

1.6.

2. THE TRANSACTION

2.1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements set forth in this Agreement, the Purchaser hereby purchases and acquires from the Vendors, and the Vendors hereby sell, convey, assign, transfer, grant and deliver to the Purchaser, as at the Closing Date, the Purchased Shares.

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2.2. Purchase Price.

2.2.1. Subject to the adjustments set out hereunder, the aggregate purchase price for the Purchased Shares to be paid by the Purchaser to the Vendors shall be calculated as 5.75 times EBITDA of the Corporation for the last twelve months ending December 31, 2022, less all debt, excluding trade payables, outstanding on the Closing Date and adjusted for the Earn-Out Payments (the “Purchase Price”).

2.2.2. The Purchase Price shall be satisfied in the following manner at Closing by issuing shares at a current value of .005 USD per share its current trading value on the Over the Counter market:

The issuance of DLT Resolution Shares in a number representing The Initial Purchase Price of the Transaction will be calculated as follow:

14% of the I/O shares of DLTI, represented by 6,020,000 shares in DLTI which shall be non dilutive up through the acquisition of 42% of the outstanding shares of Ciscom Corporation and any new (non transferred) shares issued to Drew Reid up through May 31, 2024, or by closing. Issued and outstanding which are expected to total approximately 55,000,000. The Vendors (GMTI) thereafter shall be issued such additional shares as to equal a total of 14% of the I/O shares of DLTI, represented by 6,020,000 shares in DLTI which shall be non dilutive up through the acquisition of 42% of the outstanding shares of Ciscom Corporation and any new (non transferred) shares issued to Drew Reid up through May 31, 2024, or by closing. Issued and outstanding which are expected to total approximately 55,000,000. The Vendors (GMTI) thereafter shall be issued such additional shares as to equal a total of 14% of the issued and outstanding shares of DLTI. Any future acquisitions of any entity which includes control of the acquired entity with no less than 50.1% of the issued and outstanding stock of that entity subsequent to the closing of this transaction shall be considered accretive to the value of the company and therefore Vendors shall not be entitled to any additional non dilutive shares. . This calculation shall exclude any debt of the Vendor entities that shall agree to convert their debt to the Company’s common stock.

All initial shares to be issued as follows: 33.33% collectively to Charles S Brofman and Yupa Brofman or their designees and 66.67% to Abdul Matin Moosa.

Earn Out Shares shall be divided equally between Charles S Brofman and Abdul Matin Moosa as set forth in Schedule B annexed hereto and incorporated herein by reference.

Bonus shares as hereinafter described for acquisitions made by DLT of Companies introduced and arranged by Charles S Brofman and Abdul Matin Moosa shall be divided equally between Charles S Brofman and Abdul Matin Moosa as set forth in Schedule B annexed hereto and incorporated herein by reference.

a. The Parties hereto covenant and agree that, notwithstanding the provisions of above, for income and corporate tax purposes the acquisition cost to the Purchaser and the proceeds of disposition to each of the Vendors shall be deemed to be an exchange of security in the exact value of the value of Vendors business and shall be deemed to be an exchange of security for the business of the Vendors and not the sales of the assets of any of the Vendors.

2.3. Earn-Out Payments and Bonus Acquisition Payments.

As part of the Purchase Price, the Vendors shall also receive ongoing payments, subject to adjustments as set out in Section 2.4 below, calculated in accordance with and payable upon the timelines as outlined in Schedule “B” hereto (together, the “Earn-Out Payments)”.

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Within 120 days of year-end and upon achieving the threshold performance of the Earn-Out:

a. The Initial Purchase Price will be augmented by the Earn-out to arrive to the Total Purchase Price. The Earn-Out is based on the performance of GMTI and any of its acquisitions introduced by GMTI, commencing for the 24 month period following the closing and completion of this transaction 1,111,000 DLTI common shares, (on a average of $0.45/sh) to the Vendors, for the 12 month period following the closing and completion of the transaction if the GMTI & all associated companies Gross Profit is $4,250,000 or more; and,

b. 1,666,000 DLTI common shares (on a average of $0.45/sh), to the Vendors, for the second 12 month period following the closing and completion of the transaction if the GMTI & all acquired companies Gross Profit is $5,250,000 or more.

During the first 24 months following the closing of this transaction, the Vendors shall receive an additional Bonus Acquisition compensation in shares equal to 10% of the compensation (TBD), prior to close paid to strategic of the net revenue or value of the acquisition on closing in the motor vehicle and equipment export industry that are identified and introduced by GMTI, as approved by the DLTI Board of Directors. Upon presentation by either Charles S Brofman and/or Abdul Matin Moosa, of a proposed acquisition of an entity for which either or both of Charles S Brofman or Abdul Matin Moosa may receive bonus compensation under this paragraph, then in such event Charles S Brofman shall abstain from voting on the transaction as a Director of DLT Resolution, Inc.

c. For the avoidance of doubt and for the purposes of illustration and example only, if a strategic acquisition identified and introduced by GMTI and approved by the DLTI Board of Directors, is paid One Million Shares of DLTI then GMTI shall receive an additional bonus payment of 100,000 shares of DLTI.

2.4. Payment of the Purchase Price:

Gross Profit is defined as Sales less Costs of Sales applied on a consistent basis year-over-year, according to GAAP, excluding any overhead charges not currently added or deducted.

EBITDA is defined as Earnings Before Interest, Income Tax, Depreciation and Amortization of continuing operations adjusted for:

a. shareholders’ benefits no longer continuing or added.

b. one-time non-recurring items both in revenue and expenses.

c. the proper level of expenses that were reduced during the pandemic or levels that are not at market and/or representative of on-going operations;

d. market compensation for all employees; and,

e. total compensation of (TBD) annually for Management and Operation of the Auto Export businesses.

All numbers to be applied on a consistent basis year-over-year, including required accruals in accordance to US-GAP. Please note that occupancy costs (rent) will be treated as an operating expense and not a ROU (Right-Of-Use asset) amortization for valuation purposes, thus reducing the EBITDA.

Gross Profit is defined as Sales less Costs of Sales applied on a consistent basis year-over-year, according to GAAP, excluding any overhead charges not currently added or deducted.

On closing of the Transaction:

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a. DLTI will issue common shares in sufficient numbers to account for 100% of the purchase price. With 120 days of year-end and upon achieving the Earn-Out: per section 2(a), (b), (c)

The numbers to be adjusted in light of the US-GAP audited financial statement for each year.

DLT acknowledges and is purchasing the vendors companies (GMTI Group of companies) subject to the debt obligations of the Vendor companies for credit facilities; capital debt and loans; and credit facilities currently in existence for use in the acquisition of vehicle assets. Payments for those facilities shall be made in the regular course of business in accordance with their various requirements.

DLTI through its wholly owned subsidiary GMTI Group of Companies as part of the purchase price of this transaction, shall assume and continues corporate credit debt facilities of the entities and shall make such payments as are required under the various facilities and/or make arrangements when financially feasible to satisfy in full the debt obligations, and or convert to DLT shares or options, other than credit facilities used in the acquisition of vehicle assets, of the Vendor companies.

GMTI as a wholly owned subsidiary of DLT shall pay in full certain identified obligations of SJ Auto Trade LLC; Global Motor Trade International LLC and Global Motor Trade LLC, to wit:

a. A debt owed to Mary Agi from SJ Auto Trade LLC in the sum of $150,000

b. A debt owed to Jason Hanis from Global Motor Trade International LLC in sum of $100,000.

c. A debt owed to TBD from Global Motor Trade LLC in the sum of TBD

Each of the above-named creditors shall be offered the opportunity to continue with GMTI, or convert all or part of their debt to restricted common stock or options of DLTI at a price of a min $0.80 cents per share.

2.5. Purchase Price Adjustments.

2.5.1. Should the Net Working Capital at Closing be less than $200,000, the Purchase Price shall be reduced, on a dollar for dollar basis, by the amount in which such Net Working Capital is less than $200,000.

2.5.2. Should the Net Working Capital at Closing be more than $200,000, the Purchase Price shall be increased, on a dollar for dollar basis, by the amount in which such Net Working Capital is more than $200,000.

2.6. Earn-Out Payment Adjustments.

The Earn-Out Payments shall, subject to the dispute resolution mechanism set out in Article 9, be offset, if applicable, by:

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2.6.1. any other liabilities, costs or damages paid by the Corporation attributable to events occurring prior to Closing, except to the extent deducted in the calculation of Net Working Capital at Closing; and

2.6.2. any claims made against the Vendors pursuant to Article 9 of this Agreement.

The Purchaser covenants and agrees to allow the Vendors to continue to operate GMTI consistent with past practice until the end of F2023 and Q1 2024, subject to any mutually agreed upon governance matrix determined by the Vendors and Purchaser.

3. REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors jointly and severally represent and warrant to the Purchaser that each and all of the following statements are true and correct as at the Closing Date, and that none of the same omits or will omit to state any fact necessary to make the statements contained herein not misleading, and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares, and that the Purchaser would not have entered into this Agreement without such representations and warranties:

3.1. Capacity to Enter Agreement. The Vendors and the Purchased Companies have all necessary authority and capacity to enter into and perform their obligations under this Agreement.

3.2. Binding Obligation. This Agreement has been duly executed and delivered by the Vendors and the Purchased Companies and constitutes valid and binding obligations of the Vendors and the Purchased Companies, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.3. Absence of Conflicts. None of the execution and delivery of this Agreement, the performance of the Vendors’obligations hereunder, or the completion of the transactions contemplated by this Agreement will:

3.3.1. result in or constitute a breach of any term or provision of, or constitute a default under any Contract to which the Vendors, the Business or either of the Purchased Companies is a party or by which the Purchased Shares or any assets or rights of the Corporation are bound;

3.3.2. constitute an event which would permit any party to any Contract with the Purchased Companies or the Business to terminate such Contract, or to accelerate the maturity of any indebtedness or other obligation of the Purchased Companies or the Business;

3.3.3. result in a breach of, or cause the termination or revocation of, any Authorizations to which either of the Purchased Companies or the Business is a party or by which either of the Purchased Companies, the Business or any of its assets or rights is bound subject to any requirements of a Lender to provide updated ownership information and credit checks; or

3.3.4. result in the creation or imposition of any Encumbrance on the Purchased Shares or any assets or rights of either of the Purchased Companies or the Business other than filed UCCs by lenders for the acquisition of assets.

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3.4. Title to Purchased Shares. The Vendors are the sole registered holders and legal and beneficial owners of all of the Purchased Ownership Interests and have good title to them, free and clear of any Encumbrances. The Vendors have the exclusive right to dispose of the Purchased Ownership Interests as provided in this Agreement. Upon completion of the transactions contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Ownership Interests , free and clear of all Encumbrances, and will be the sole shareholder of LLC’s, with the Corporation as LLC’s wholly owned subsidiary.

3.5. Shareholders’and Other Agreements. Neither the Vendors, GMTI nor the Purchased Shares are subject to the terms of any Operating Agreement governing the affairs of the Vendors or the relationship, rights and duties of its shareholders, nor are there any voting trusts, proxies or other agreements or understandings with respect to the voting of any share in the share capital of the Vendors that would restrict the Vendors from transferring good title to DLTI.

3.6. Residence of Vendors. Each of the Vendors is not a “non-resident” of United States for purposes of the ITA.

3.7. Authorizations. No Authorization of, or filing, is required on the part of the Vendors, the Business or the Purchased Companies in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

3.8. Consents. Except as disclosed, hereto, there is no requirement to obtain any consent, approval or waiver of a party under any Contract to which the Purchased Companies or the Business is a party or by which it is bound in order to complete the transactions contemplated by this Agreement.

3.9. Subsidiaries. The Corporation does not own, nor has it ever owned, directly or indirectly, any shares or other Securities of any other Person, and it does not have, nor has it ever had, any property or equity interest in, any other Person.

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3.10. Corporate Existence.

3.10.1. Each of the Purchased Companies has been duly formed and organized, is validly existing and in good standing under the laws of its founding State). GMTI is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (United States) nor has it made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of the Purchased Companies. The Purchased Companies have not initiated proceedings with respect to a compromise or arrangement with its creditors. No receiver has been appointed in respect of the Purchased Companies or any of its property, assets or rights and no execution or distress has been levied upon any of its property, assets or rights. No act or proceeding has been taken or authorized by or against the Purchased Companies with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchased Companies, nor have any such proceedings been authorized by any Person.

3.10.2. The Business is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (United States) nor has it made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of the Business. The Business has not initiated proceedings with respect to a compromise or arrangement with its creditors. No receiver has been appointed in respect of the Business or any of its property, assets or rights and no execution or distress has been levied upon any of its property, assets or rights. No act or proceeding has been taken or authorized by or against the Business with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Business, nor have any such proceedings been authorized by any Person.

3.11. Capacity and Powers. The Corporation has all necessary power, authority and capacity to own or lease and operate its assets and rights and to carry on the Business as currently being conducted.

3.12. Business.

3.12.1. The operations of GMTI are limited to the conduct of the Business.  No past endeavours or activities of GMTI  that were divested or otherwise disposed of, if any, will result in any liability for the Corporation from and after the Closing Date.

3.12.2. Neither the Vendors nor its affiliates or family members are currently involved in any activity, business or other endeavour which competes with any substantial part of the Business, nor are there plans to carry on such competitive activities.

3.13. Authorized and Issued Capital. The authorized share capital of the LLC’s consists of ownership interests are issued and outstanding as fully paid ownership interests , and are legally and beneficially owned by the Vendors with good title, free and clear of any Encumbrances All vendors are beneficially owned by the individuals listed in the caption of this Agreement and each of the individuals has the authority to execute this Agreement and transfer ownership.

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3.14. Options.

3.14.1. No agreements, options, warrants or other rights to purchase shares or other Securities in the share capital of the Purchased Companies and no Securities or obligations convertible into or exchangeable for shares or other Securities in the share capital of the Corporation have been authorized or agreed to be issued or are outstanding.

3.14.2. There are no outstanding or authorized agreements, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other commitments that could require the Purchased Companies to issue, sell or otherwise cause to become outstanding any of its shares or other Securities except to the Purchaser under this Agreement.

3.14.3. There exists no outstanding stock appreciation plan, phantom stock plan or similar right or program with respect to the Purchased Companies.

3.14.4. There are no outstanding agreements, options, offers, commitments or other rights to purchase, or obligations to sell, assets or rights of the Purchased Companies or the Business except for the acquisition or disposition of current assets in the Ordinary Course.

3.15. Books and Records. The Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business, and all financial and corporate transactions of the Business have been accurately recorded therein.

3.16. Financial Statements. The Financial Statements fairly present the assets, liabilities and obligations (accrued presently or in the future, actual or contingent, absolute, current, long-term or otherwise), retained earnings, reserves and financial condition of the Corporation as of the dates thereof and the income, losses and other results of operations of the Corporation and the changes in its financial position for the periods referred to therein.

3.17. Tax Matters.

3.17.1. Computation, Preparation and Payment.  Each of the Purchased Companies has prepared and filed on a timely fashion with all appropriate Governmental Authorities all Tax Returns required to be filed by or on its behalf in respect of any Taxes or in respect of any other provision in any applicable domestic or foreign Tax Law for all fiscal periods ending December 31, 2022, on or prior to the Closing Date.  To the Knowledge of the Vendors, all such Tax Returns are correct and complete in all material respects, and no material fact has been nor shall be omitted therefrom.  No extension of time in which to file any such Tax Returns is in effect.  All Taxes shown on all such Tax Returns or on any assessments or reassessments in respect of any such returns have been paid in full.  The Purchased Companies have paid in full all Taxes required to be paid on or prior to the Closing Date and have made adequate provisions in the Financial Statements for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date.

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3.17.2. Assessments. There exist no outstanding assessments or reassessments of the Business’ Taxes or any outstanding issues which have been raised and communicated to the Business by any Governmental Authority for any taxation year in respect of which a Tax Return of the Business has been audited. No Governmental Authority has communicated or otherwise announced to the Business any challenge, dispute or investigation in respect of Taxes or of any Tax Returns, filings or other reports filed by the Business under any applicable Tax Law. The Business is not negotiating any draft assessment or reassessment with any Governmental Authority. To the Knowledge of the Vendors, there exist no contingent liabilities for Taxes or any justified grounds for an assessment or a reassessment, including, without limitation, unreported benefits conferred on a shareholder of the Business, aggressive treatment of income, expenses, credits or other claims for deduction under any Tax Return or notice other than as adequately disclosed in the Financial Statements. Neither the Vendors, nor the Purchased Companies have received any indication from any Governmental Authority that an assessment or a reassessment of the Business is proposed in respect of any Taxes, regardless of its merits. The Business has not executed or filed with any Governmental Authority, or is otherwise bound by, any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

3.17.3. Withholdings. The Purchased Companies have withheld from each payment made to any of its past and present owners , directors, officers, employees, agents, other third parties and non-residents of United States the amount of all Taxes and other deductions required to be withheld and has paid such amounts, in the form required under the appropriate Laws, or made adequate provision for the payment of such amounts to the proper Governmental Authorities. The amount of Tax withheld but not remitted by the Business has been retained in its accounts and remitted to the appropriate Governmental Authorities when due. The Business has remitted all United States Social Security contributions, , unemployment insurance premiums, and other Taxes payable in respect of its employees and has remitted such amounts to the proper Governmental Authorities within the time required under the applicable Law. The Business has charged, collected and remitted on a timely basis all Taxes as required under applicable Laws on any sale, supply or delivery whatsoever, made by it.

3.17.4. Permanent Establishment.  The Business has not, nor has it ever had, a permanent establishment in any country outside of United States, or in any jurisdiction where it has not filed Tax Returns.

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3.18. Absence of Changes. Since December 31, 2023, the Business has carried on in all material respects in the Ordinary Course, and without limiting the foregoing, there has not been any material adverse change in the financial condition, operations, or results of operations of the Business, nor has there been any occurrence or circumstances which, to the Knowledge of the Vendors, with the passage of time, might reasonably be expected to have such a material adverse effect.

3.19. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved in the Financial Statements, or incurred subsequent to December 31, 2023 and specifically disclosed herein or incurred in the Ordinary Course, the Business has not incurred any material indebtedness, claims, liabilities or obligations (whether known or unknown, accrued presently or in the future, actual or contingent, absolute, current, long-term or otherwise, including under any guarantee of any debt, and whether due or to become due) of a nature or scope required to be reflected or reserved against in a balance sheet in accordance with US GAAP.

3.20. Absence of Unusual Transactions. Since December 31, 2021, until the Closing Date, the Business has not:

3.20.1. authorized or issued any note, bond or other debt security, created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation, authorized, imposed or granted any Encumbrances upon any of its assets, tangible or intangible, nor given any guarantee of any debt, liability or obligation of any Person except as otherwise listed on the tax returns of the companies and on their balance sheets;

3.20.2. acquired, sold, leased or otherwise disposed of or transferred any assets other than in the Ordinary Course, nor made or committed to any capital expenditures;

3.20.3. issued, allotted, redeemed, purchased, sold or otherwise retired or disposed of any of shares or other Securities in its share capital, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such shares or other Securities, or otherwise increased or reduced its stated capital with the exception that in 2021, Charles S Brofman did purchase a 50% ownership interest beneficially owned by Peter J Speziale in SJ Auto Trade LLC in exchange for the assumption of a certain debt owed to the Small Business Administration of the United States in the sum of $150,000; the assumption of a line of credit in the sum of $150,000 owed to Mary Agi;  and the assumption of obligations under a trade line of credit for the purchase of motor vehicles with Capstone Capital LLC in the sum of $10,000,000.  Representation is made that the sum of $150,000 is still outstanding and owed to the Small Business Administration for which a payment is made monthly and that there is a Zero balance due and owing to Capstone Capital LLC as of the date of this agreement. ;

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3.20.4. declared, set aside or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind);

3.20.5. entered into, become bound by or amended any Material Contract, except in the Ordinary Course or as otherwise indicated hereto;

3.20.6. delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course, nor cancelled or compromised any indebtedness, claims, liabilities or obligations owed to it, or waived or released any right or value;

3.20.7. made any material change in any method of accounting or auditing practice; or

3.20.8. agreed or offered to do any of the any of the types of action described in this Section 3.20.

3.21. Title to Assets. The Business owns, possesses and has good and marketable title to all of its undertaking, property, assets and rights not otherwise the subject of specific representations and warranties in this Section 3 including all the undertaking, property, assets and rights reflected in the most recent balance sheet included in the Financial Statements, free and clear of all Encumbrances.

3.22. Condition and Sufficiency of Assets.

3.22.1. The tangible assets owned by the Corporation are in good operating condition and repair having regard to the use and age and are adequately suitable for the use to which there are being put.  None of such tangible assets is in need of maintenance or repair, except for normal maintenance or repairs that are not material in nature, efforts or costs.

3.22.2. The assets and rights owned by the Corporation represent the assets and rights necessary for the Corporation to operate the Business as presently conducted on a stand-alone basis from and after the Closing Date.

3.23. Real Property. The Corporation is not the owner of, or subject to any Contract to own, any real or immovable property. With respect to the Leased Premises:

3.23.1. The existing uses of the Leased Premises comply in all material respects with all applicable Laws.

3.23.2. The Vendors have not received notice of any proposed rezoning of all or any part of any of the Leased Premises that is reasonably likely to have a material adverse effect on the Business.

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3.23.3. To the Knowledge of the Vendors, all buildings and improvements comprising part of any of the Leased Premises are in good physical condition, and there are no material defects or extraordinary repairs required in connection therewith.

3.24. No Expropriation. No property, asset or right of the Business nor, to the Knowledge of the Vendors, the Leased Premises have been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been received by the Vendors or the Business nor, to the Knowledge of the Vendors, is there any intent or proposal to give any such notice or commence any such expropriation or similar proceedings.

3.25. Intellectual Property.

3.25.1. Schedule 3.26.1 hereto includes a list of registered Intellectual Property, unregistered trade-marks and third party Software (other than off-the-shelf and other Software not material to the Business) which are either owned by the Business (the “Owned IP”) or licensed to the Business (the “Licensed IP”) (together with the Owned IP, the “Corporation IP”).

3.25.2. Except as otherwise disclosed in Schedule “D” hereto:

3.25.2.1. all of the Owned IP which has been registered or applied for has been properly maintained and renewed by the Business in accordance with all applicable Laws;

3.25.2.2. the Business owns all right, title and interest in and to the Owned IP, free and clear of all Encumbrances, and the Business has the right to use all Corporation IP as used pursuant to rights validly granted and agreements validly entered into, and which, subject to their respective terms and conditions, will be enforceable by the Business on and after the Closing Date to the same extent as prior to the Closing Date;

3.25.2.3. to the Knowledge of the Vendors, the conduct of the Business does not infringe upon the Intellectual Property rights of any Person. No Claims have been asserted or, to the Knowledge of the Vendors, are or could be threatened by any Person alleging that the conduct of the Business, including the use of the Corporation IP, infringes upon any of their Intellectual Property rights. To the Knowledge of the Vendors, no Person is currently infringing any of the Corporation IP;

3.25.2.4. the transaction contemplated by this Agreement and the continued operation of the Business as presently conducted will not violate or breach in any material respect the terms of any Intellectual Property license or other Contract related to the Intellectual Property (the “Intellectual Property Contracts”) or entitle any other party to any such Intellectual Property Contract to terminate or modify it, or otherwise adversely affect in any material respect the Business’ rights thereunder;

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3.25.2.5. following the Closing Date, neither the Vendors, nor any of their affiliates or family members will retain or use any of the IP;

3.25.2.6. none of the Owned IP has been developed with the use of any funding from any Governmental Authority;

3.25.2.7. to the Knowledge of the Vendors, each Software owned and used by the Business operates in all material respects within its specifications consistent with and subject to all documentation provided with such Software, without material error or defect other than those errors or defects that are at a level or of a type that are normally found or contained in similar or competitive Software available generally in the marketplace;

3.25.2.8. none of the Software owned by, licensed to or used by the Business contains any open source, copyleft or community source code;

3.25.2.9. the Internet website of the Corporation is hosted on servers owned or under the control of the Corporation’s supplier and is validly leased by the Business. Such web site contains all legal disclaimers and privacy policies that, in accordance with industry practice, are customarily contained on similar Web sites.

3.26. Computer Systems.

3.26.1.1. The Computer Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The Computer Systems function, operate, process and compute in accordance with all applicable Laws, and in all material respects within its specifications consistent with and subject to all documentation provided with such Computer Systems, without material error or defect other than those errors or defects that are at a level or of a type that are normally found or contained in similar or competitive computer systems available generally in the marketplace.

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3.26.1.2. The Business has and maintains measures in place, to a commercially reasonable standard in the Ordinary Course, to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. The Business has and maintains an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by the Business and the Employees to the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by the Business in connection with the operation of the Business are adequately and properly protected to a commercially reasonable standard in the Ordinary Course.

3.27. Accounts Receivable. All accounts receivable of the Business, including the Closing Receivables, were created in the Ordinary Course, are reflected properly in its Books and Records, and the Closing Receivables are valid receivables subject to no setoffs or counterclaims, are current and, to the Knowledge of the Vendors, collectible as per their respective terms.

3.28. Inventories. The inventory has been accumulated by the Business solely for use or sale in the Ordinary Course. The level of such inventory is consistent with the level of inventory that have been maintained by the Business before the Closing Date in the Ordinary Course in light of seasonal adjustments, market fluctuations and the requirements of customers of the Business.

3.29. Banking Information. Schedule 3.30 hereto sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Business has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from the Business and a summary of the terms thereof.

3.30. Material Contracts.

3.30.1. Schedule “F” hereto contains a list of all Material Contracts of the Business.

3.30.2. For the purposes hereof, the “Material Contracts” of the Business include all Contracts to which the Business is a party or by which it is otherwise bound and that have (or their amendment, termination, cancellation or renewal may have) a material effect on the Business or the Business’ affairs, results of operations, assets, rights, properties, capital, condition (financial or otherwise), liabilities, obligations (whether absolute, accrued, conditional or otherwise), prospects or privileges, whether contractual or otherwise, or that could be expected to have such a material effect, including, without limitation, the Intellectual Property Contracts.

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3.30.3. Each Material Contract is valid and binding on the Business and, to the Knowledge of the Vendors, on the other parties thereto, and is in full force and effect.

3.30.4. The Business is not in material breach of, or material default under, any Material Contract, and (i) to the Knowledge of the Vendors, the Business is entitled to all benefits under each Material Contract and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach, (ii) the Business has received no notice of termination of any Material Contract, and (iii) to the Knowledge of the Vendors, no other party to any Material Contract is in material breach thereof or material default thereunder.

3.31. Suppliers and Customers. The Business has relationships with various suppliers or other providers as set out in Schedule“G”hereto. The Business has received no written indication and, to the Knowledge of the Vendors, there exists no other fact or circumstance that could lead to expect any of the customers or suppliers of the Business not to continue their current relationships with the Business following the Closing Date on terms and conditions substantially the same as those applicable prior to the Closing Date, or to terminate, reduce or otherwise detrimentally affect said relationship.

3.32. Service Warranty and Liability. The services provided by the Business are in material conformity with all applicable contractual commitments and all express and implied warranties, and the Business has no liability (nor, to the Knowledge of the Vendors, is there any basis for any present or future Claim giving rise to any liability) for such services rendered by the Business, except as disclosed in Section 3.40 hereto.

3.33. Compliance with Laws. The Business is conducted in material compliance with all applicable Laws.

3.34. Compliance with Authorizations. The Business has all Authorizations required to enable the Business to carry on as currently conducted and to enable the Business to own, lease and operate its assets and rights as the Business is now being conducted or the assets owned or leased by it makes such Authorizations necessary. The Authorizations held by the Business are valid, subsisting, in full force and effect and unamended, and the Business is not in default or breach of any of its Authorizations; no proceedings are pending or, to the Knowledge of the Vendors, threatened to revoke or limit any Authorization of the Business, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any such Authorization or the breach of any term, provision, condition or limitation affecting the ongoing validity thereof.

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3.35. Employees.

3.35.1. Schedule 3.36.1 hereto contains a list of all Employees of the Business as of the Closing Date and the position, status, date of hire, regular location of work, compensation and benefits of each Employee.  Except as set out in such list, no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to any Law pertaining to industrial accidents or occupational diseases.

3.35.2. All Employees are actively involved in the conduct of the Business, and no Employee receives any compensation or benefits from the Business for services other than those related his or her assigned functions within the Business.

3.35.3. Except as referenced in Schedule “H” hereto, the Business is not a party to or bound by any Contract in respect of any Employee, including any Contract for the employment or statutorily required re-employment of any Employee and termination or severance Contracts with Employees.  True and complete copies of any written employment or services Contracts binding the Business with Employees have been provided to the Purchaser.

3.35.4. No current or prior Employee holds any option or other right to purchase Securities of the Corporation or the Business.

3.35.5. There are no employment Law related Claims or outstanding orders, awards or rulings with, against or relating to the Business, pending or, to the Knowledge of the Vendors, threatened.  To the Knowledge of the Vendors, there exists no factual or legal basis on which any such Claims might be commenced.

3.35.6. The Business has never engaged in any unfair labour practice nor are there any pending or threatened complaints regarding any alleged unfair labour practice or other legal proceeding relating to Employees.

3.35.7. There is no strike, labour dispute, work slowdown, interruption or stoppage pending or, to the Knowledge of the Vendors, threatened against Business nor has there been any such strike, labour dispute, work slowdown, interruption or stoppage within the last three (3) years.

3.35.8. The Business has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees in the Ordinary Course in accordance with current compensation levels and practices as set out in Schedule “H” hereto) as a result of the transactions contemplated by this Agreement or otherwise, other than the stock option agreements for certain employees as set out in Section 5.2 hereof.

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3.35.9. None of the Employees has submitted to the Business, or the Vendors his or her resignation as a result or in anticipation of the transactions contemplated by this Agreement or otherwise.

3.35.10. The Business is in compliance with all applicable Laws relating to Employee matters, including without limitation, calculation and payment of wages, hours of work, equal employment opportunity, pay equity, human rights and other hiring practices, occupational health and safety, workers’ compensation, language in the workplace, privacy and protection of personal information, unemployment, and payroll Taxes. There are no outstanding decisions, orders, settlements or pending settlements under employment or labour, human rights, pay equity, occupational health and safety, workers’ compensation, language or any similar Laws of any jurisdiction, which place any obligation upon the Business to do or refrain from doing any act in relation to the Employees, and to the Knowledge of the Vendors, no Claim has been filed, made or commenced, against the Business under such Laws. In particular, the Business is in material compliance with all Laws regarding occupational health and safety and is not subject to outstanding inspection orders or assessments thereunder.

3.35.11. To the Knowledge of the Vendors, none of the Employees is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with the Business or any third party.

3.36. Unions

3.36.1. The Business is not engaged in negotiations for or a party to or bound by, either directly or by operation of applicable Laws, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement, certification or legally binding commitment or written communication (a “Collective Agreement”) with or to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees, and no trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent:

3.36.1.1. holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

3.36.1.2. has, to the Knowledge of the Vendors, applied to be certified or requested to be voluntarily recognized as the bargaining agent of any of the Employees; or

3.36.1.3. has, to the Knowledge of the Vendors, filed a complaint or charge under applicable provincial labour or employment legislation.

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3.36.2. There are no other apparent or, to the Knowledge of the Vendors, threatened union organizing activities involving Employees.

3.37. Insurance.

3.37.1. The Vendors have made available to the Purchaser all insurance policies of the Business as of the Closing Date, together with all related material documentation which accurately describe the coverage provided under each such insurance policy.

3.37.2. All premiums due in respect of the insurance policies covering the Business and its assets and liabilities for at least the past three (3) years have been paid in full in a timely fashion.

3.37.3. There is no claim outstanding under any such insurance policies and, to the Knowledge of the Vendors, (i) there are no existing circumstances likely to give rise to a claim under any such insurance policies, and (ii) the Business has not done or omitted to do anything which could make such policies void or voidable, or cause a significant increase in the cost for maintaining comparable insurance coverage following the Closing Date.

3.38. Litigation.

3.38.1. Except as outlined hereto, there are no Claims, whether judicial, arbitral or administrative, and whether or not purportedly on behalf of or against the Business, pending, commenced, or, to the Knowledge of the Vendors, threatened, nor is there, to the Knowledge of the Vendors, any reason to believe that any such Claim may be brought or threatened against the Business.

3.38.2. There is no outstanding judgment, decree, order, ruling or injunction involving the Business or relating in any way to the Business or, to the Knowledge of the Vendors, the transactions contemplated by this Agreement.

3.39. Stand Alone. Except for Contracts entered into by the Business in the Ordinary Course, no part of the Business is conducted through any Person other than the Business or the Vendors . The Vendors and their affiliates and family members other than the Corporation do not have, and none of the Vendor’s s managers , officers or Employees has, any interest in any property, asset or right used in or pertaining to the Business.

3.40. Full Disclosure.

3.40.1. The Vendors have made due inquiry among the Business’ legal counsel and independent auditors with respect to (i) each of the Vendors’ covenants, agreements, obligations, representations and warranties contained in this Agreement and its Schedules, and (ii) any other agreement or document delivered pursuant to this Agreement, and none of the aforesaid covenants, agreements, obligations, representations, warranties, Schedules, or documents contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation, warranty, Schedule, or other document not materially misleading.

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3.40.2. More particularly, in connection with the representations and warranties set forth herein that are qualified by the Knowledge of the Vendors, the Vendors have conducted a commercially reasonable detailed inquiry about the underlying facts or circumstances as a reasonable person would under such circumstances.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendors that each and all of the following statements are true and correct as at the Closing Date, and acknowledges that the Vendors are relying upon such representations and warranties in connection with the sale of the Purchased Shares:

4.1. Capacity to Enter Agreement. The Purchaser has all necessary authority and capacity to enter into and perform its obligations under this Agreement.

4.2. Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser and constitutes valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.3. Corporate Existence. The Purchaser has been duly incorporated and organized, is validly existing and in good standing under the Business Corporations Act (Ontario). The Purchaser is not insolvent within the meaning of the Bankruptcy and Insolvency Act (United States) nor has it made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect thereof. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors. No receiver has been appointed in respect of the Purchaser or any of its property, assets or rights and no execution or distress has been levied upon any of its property, assets or rights. No act or proceeding has been taken or authorized by or against the Purchaser with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchaser, nor have any such proceedings been authorized by any Person.

4.4. Litigation. There are no Claims, whether judicial, arbitral or administrative, or whether or not purportedly on behalf of or against the Purchaser, pending, commenced or to the knowledge of the Purchaser, threatened, that may affect the ability of the Purchaser to comply in a timely fashion with its obligations hereunder nor is there, to the knowledge of the Purchaser, any reason to believe that any such Claim may be brought or threatened against the Purchaser. There is no outstanding judgement, decry, order, ruling or injunction involving the Purchaser that may affect the transactions contemplated by this Agreement.

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4.5. Absence of Conflicts. None of the execution and delivery of this Agreement, the performance of the Purchaser’s obligations hereunder, or the completion of the transactions contemplated by this Agreement will result in or constitute a breach of (1) any Laws or (2) any term or provision of, or constitute a default under the Purchaser’s constating documents or any Contract to which the Purchaser is a party or by which any assets or rights of the Purchaser are bound.

4.6. Bankruptcy. The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (United States) nor has it made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of the Purchaser. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors. No receiver has been appointed in respect of the Purchaser or any of its property, assets or rights and no execution or distress has been levied upon any of its property, assets or rights. No act or proceeding has been taken or authorized by or against the Purchaser with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchaser, nor have any such proceedings been authorized by any Person.

4.7. Absence of Changes. Since December 31, 2023, the Purchaser has carried on in all material respects in the Ordinary Course, and without limiting the foregoing, there has not been any material adverse change in the financial condition, operations, or results of operations of the Purchaser, nor has there been any occurrence or circumstances which, with the passage of time, might reasonably be expected to have such a material adverse effect.

5. CLOSING

5.1. Vendors’Deliveries. At Closing, the Vendors shall deliver to the Purchaser the following in form and substance satisfactory to the Purchaser:

5.1.1. the original ownership interests representing the Purchased Shares in fully transferable form, duly endorsed for transfer or accompanied by executed stock powers of attorney, together with certified copies of resolutions of the LLC’s’s management committee and, if applicable, shareholders authorizing the transfer of the Purchased Shares to the Purchaser;

5.1.2. satisfactory evidence that all Encumbrances affecting the Purchased Ownerhip Interests or the assets and rights of the Corporation have been irrevocably and unconditionally released and discharged;

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5.1.3. duly executed resignations effective as at the Closing Date of each manager of the LLC’s;

5.1.4. executed employment agreements with all Charles and Matin of the Business who will remain employed by the Business following the Closing Date on substantially the same terms as the Employee’s current terms of employment;

5.1.5. the duly executed employment agreement with Charles S Brofman and Abdul Matin Moosa attached hereto as Schedule“H”

5.1.6. access to bank cards, credit cards account numbers and related information related to the Corporation’s banking information as outlined in Schedule“E” hereto; and

5.1.7. all Books and Records.

5.2. Purchaser Deliveries. At Closing, the Purchaser shall deliver to the Vendors or its counsel, as applicable, the Purchase Price in accordance with the terms, the escrow agreement with respect to the Earn-Out Shares together with the documents listed in Section 5.1 above required to be signed or delivered by the Purchaser.

5.3. Pre Closing Appointment of Charles S Brofman Upon Execution of the SPA, prior to the closing of this transaction, the Purchaser shall elect and appoint Charles S Brofman to the Board of Directors of DLTI to serve as a director on annual re-election of all directors at the DLTI AGM. Mr. Brofman shall be compensated as a Director in the same manner as other directors in addition to any compensation he shall receive as an officer and employee of Purchaser.

5.4. Post Closing Purchaser acknowledges that it has the ability to raise capital for general corporate and expansion purposes. Purchaser will seek out credit facilities for GMTI in the expected amount of $4,000,000 USD and shall, raise an expected $1,000,000-$2,000,000 USD @ not less than $0.33/$1.00 over a 90 day and or quoted period upon vending in the initial acquisitions, and re-quoting of the stock, and Q report raise additional capital for DLTI, via a REG-S, or other facility in an amount expected to be $10,000,000 USD but in no event less than $5,000,000. This provision is a material provision of this agreement and the development of the business and DLTI.

6. POST-CLOSING

6.1. Financial Statements. The Purchaser shall, together with the Vendors, cause the Business to prepare and file on a timely basis audited financial statements for the Corporation for the years ended December 31, 2022, 2023 and reviewed interim financial statements for the 4 months ended April 30, 2024, prepared in accordance with US GAAP.

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6.2. Adverse Results. Should the Corporation’s gross profit calculated in accordance with US GAAP fall by ten percent or more when compared to the financial year of the Corporation ending on December 31, 2023, the Purchaser reserves the right to implement modifications and adjustments to the Corporation to address such reduction in gross profit and its impact on profitability. The Purchaser will work with the Corporation’s management to ensure the required changes are implemented.

7. NON-COMPETITION AND CONFIDENTIALITY

7.1. For the purposes of Sections 7.2 and 7.3 hereof, the “Restrictive Period” shall mean the period commencing on the Closing Date and ending five years thereafter and shall not concern any business activities concerning the Corporation.

7.2. During the Restrictive Period, the Vendors shall not, on their own behalf or on behalf of or in conjunction with or through any other Person, directly or indirectly, in any capacity whatsoever, carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any activity, business or other endeavour which competes directly with all or any substantial part of the Business (each, a “Competitive Activity”) in any province or territory in which the Corporation or its successors or assigns have significant operations related to the Business (the “Territory”).

7.3. During the Restrictive Period, the Vendors shall not, on their own behalf or on behalf of or in conjunction with or through any other Person, directly or indirectly, in any capacity whatsoever:

7.3.1. solicit or employ, engage, offer employment or engagement to, or otherwise entice away from the Corporation or its successors or assigns, any employees, contractors or other representatives of the Corporation or its successors or assigns; or

7.3.2. solicit or accept, or procure or assist the soliciting or acceptance, of the business of any customer of the Business with respect to a Competitive Activity.

7.4. The Vendors shall not be in breach under Section 7.2 or 7.3 hereof solely by virtue of their holding as passive investors of no more than 5% (including shares held by any affiliates or other Persons acting jointly or in concert therewith) of the issued and outstanding shares of any class of any Person listed on a recognized stock exchange, the business of which is a Competitive Activity, in whole or in part.

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7.5. The Vendors shall (and shall cause their directors, officers, agents and other representatives to) maintain the confidentiality of all confidential information relating to or concerning the Corporation or the Business to which they may have had access directly or indirectly until the Closing Date as shareholders, directors, officers, Employees or otherwise, at all times hereafter. For the purposes hereof, confidential information specifically excludes any information acquired through legitimate sources outside of the Business, as well as any information which is or becomes part of the public domain through legitimate sources, or that is required to be disclosed by a Vendors under any Law or legal process. Notwithstanding the foregoing, the Vendors may confidentially disclose any such confidential information (including copies of any Books and Records) to their professional advisors in connection with any Claims made against the Vendors by any taxation authority or other Governmental Authority in any jurisdiction. To the extent necessary to legitimately assist the Vendors to respond to any inquiry and/or Claim from any Governmental Authority, the Purchaser shall provide the Vendors and their advisors with reasonable and timely access to the Books and Records solely for purposes of responding to such inquiry or Claim.

7.6. The Vendors expressly acknowledge that the covenants contained in this Section 7.6 are necessary for the Purchaser to fully benefit from the goodwill of the Business and that this Section 7.6 is reasonable and valid in all respects, and the Vendors both irrevocably waive (and irrevocably agree not to raise as a defense) any issue of reasonableness (including the reasonableness of the Territory or the duration and scope of this Section 7.6) in any proceeding to enforce any provision hereof.

7.7. In the event of a violation, contravention, breach or threatened breach of this Section 7.7 by the Vendors, the Purchaser or its successors or assigns shall be entitled to seek both temporary and permanent injunctive relief. The right of the Purchaser or its successors or assigns to seek injunctive relief shall be in addition to any and all other remedies available to them and shall not be construed to prevent them from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it including the recovery of monetary damages, it being acknowledged by the Vendors that any such claim for monetary amount shall strictly cover the damages effectively suffered consequently to the corresponding breach, and that a recourse in injunction or other mandatory recourse shall rather cover the protection of the Purchaser or its successors or assigns from any such breach in the future.

7.8. Each Vendor, the Corporation and the Purchaser agree that the non-competition covenants in this Article 7 (collectively, the “Covenants”) provided by each of the Vendors in favor of the Purchaser are integral to the Agreement and the Covenants are granted to preserve the fair market value of the goodwill of the Purchased Shares and the Business purchased by the Purchaser from the Vendors hereunder.

8. SURVIVAL

8.1. Covenants and Agreements. All covenants and agreements of the Parties set forth in this Agreement shall survive the Closing Date and remain in full force and effect indefinitely until fully performed.

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8.2. Representations and Warranties.

8.2.1. Subject to the remaining provisions of this Section 8.2, the representations and warranties of the Vendors contained in this Agreement will survive the Closing Date for a period of two years thereafter.

8.2.2. The representations and warranties of the Vendors contained in Sections 3.17 and 3.34 hereof will continue in full force and effect for the benefit of the Purchaser until 45 calendar days after the expiration of the applicable statutes of limitations for underlying Claims by the relevant Governmental Authorities. Where a notice of any Claim is given, in writing, in respect of a representation or warranty of the Vendors relating to the matters governed by Section 3.17 or 3.34 hereof within the foregoing survival period, the representation, warranty or obligation will survive in respect of the Claim until the final determination or settlement of the Claim.

8.2.3. The representations and warranties of the Vendors contained in Sections 3.4, 3.10, 3.13 and 3.14, and the representations and warranties of the Purchaser contained in Section 4.3 hereof, as well as any fraudulent or wilful misrepresentations of the Vendors or the Purchaser hereunder, will survive the Closing Date and continue in full force and effect for the benefit of the Purchaser or the Vendors, as applicable, without limit as to time.

9. INDEMNIFICATION

9.1. Subject to the provisions of Article 8 above, the Vendors shall jointly and severally indemnify and hold the Purchaser and the Corporation and their respective affiliates, successors and assigns (each, an “Indemnified Party”) harmless from and against any Claims and resulting Losses which may be made against the Indemnified Parties or which any of them may suffer or incur as a result of, arising out of or relating to:

9.1.1. any violation, contravention or breach of any covenant, agreement or obligation of the Vendors under or pursuant to this Agreement; or

9.1.2. for Claims submitted within two (2) years from the date hereof with respect to Claims related to events that occurred prior to Closing, any incorrectness in, or breach of, any representation or warranty made by the Vendors pursuant hereto, whether or not the Indemnified Parties relied thereon or had knowledge thereof.

9.2. Additional Indemnities. In addition to and without limiting the generality of Section 9.1 hereof, each of the Vendors shall jointly and severally indemnify the Indemnified Parties and save them fully harmless from and against any Claims and resulting Losses which may be suffered or incurred by the Indemnified Parties as a result of, or arising out of or in connection with:

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9.2.1. any liabilities or obligations of the Corporation or the Business owed to Employees who cease to be employed by the Business prior to the Closing Date, including without limitation any claims for wages, benefits, vacation pay, severance payments, wrongful dismissal, constructive dismissal or related civil liability claims;

9.2.2. any statutory severance payments, benefits, vacation pay or compensation in connection with constructive dismissal payable by the Corporation or the Business to Employees who cease to be employed by the Business prior to the Closing Date with the amounts to be paid to be determined in accordance with applicable Laws;

9.2.3. any liabilities or obligations of the Corporation or the Business for Taxes due and any other Claims made by a government authority, together with any penalties or interest, in connection only with any period ending prior to the Closing Date without time limitation; and

9.2.4. any liabilities or obligations of the Indemnified Parties arising from accounts payable that were incurred prior to the Closing Date.

9.3. Subject to the provisions of Article 8 above, the Purchaser shall indemnify and hold the Vendors harmless from and against any Claims and resulting Losses which may be made against the Vendors or which any of them may suffer or incur as a result of, arising out of or relating to:

9.3.1. any violation, contravention or breach of any covenant, agreement or obligation of the Purchaser under or pursuant to this Agreement; or

9.3.2. any incorrectness in, or breach of, any representation or warranty made by the Purchaser pursuant hereto, whether or not the Vendors relied thereon or had knowledge thereof.

9.4. Notification. Upon obtaining knowledge thereof, the Indemnified Parties shall diligently notify the Vendors of any cause that the Indemnified Parties have determined has given or could give rise to indemnification under this Article 9. The omission so to notify the Vendors shall not relieve them from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Vendors to exercise their right to defend provided in this Article 9.

9.5. Defense of Third Party Claims.

9.5.1. If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against an Indemnified Party (including, in the case of the Purchaser, the Corporation) (each a “Third Party Claim”), then the Vendors shall have the right, after receipt of the Indemnified Party’s notice hereunder and upon giving notice to the Indemnified Party within ten (10) calendar days of such receipt, to defend the Third Party Claim at their own cost and expense with counsel of their own selection, provided that:

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9.5.1.1. the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

9.5.1.2. the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

9.5.1.3. the Vendors unconditionally acknowledge in writing their joint and several obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim; and

9.5.1.4. legal counsel chosen by the Vendors is satisfactory to the Indemnified Party, acting reasonably.

9.5.2. Amounts payable by the Vendors pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or, the judgement, as applicable, but in any event prior to the expiry of any delay for a judgement to become executory.

9.6. Defense of Direct Claims

9.6.1. Any claim by an Indemnified Party on account of Losses that do not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. A failure to give timely notice or to include any specified information in any notice will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure. Following receipt of notice of a Direct Claim, the Indemnifying Party has 60 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim together with, at the Indemnifying Party’s reasonable expense, such other information as the Indemnifying Party may reasonably request.

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9.6.2. If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 60 day period set out in Section 9.7.1 hereof. The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 30 day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that 30 day time period, the matter in dispute will be resolved by binding arbitration in accordance with the Arbitration Act, 1991 (Ontario). If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60 day period specified in Section 9.7.1 hereof, the Indemnifying Party is deemed to have agreed to the validity and amount of the Direct Claim.

9.7. No Compromise. The Vendors shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party, unless:

9.7.1. the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party or the Corporation to admit any wrongdoing or take or refrain from taking any action; and

9.7.2. the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

9.8. Failure to Defend. If the Vendors fail within thirty (30) calendar days from receipt of the notice of a Third Party Claim to give notice of their intention to defend the Third Party Claim in accordance herewith, or to comply at any time with any of the corresponding provisions hereof, then the Vendors shall be deemed to have waived their right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause the Corporation to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Vendors.

10. MISCELLANEOUS

10.1. Costs and Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including the fees and disbursements of accountants, legal counsel, appraisers and other professional advisers incurred in connection with this Agreement and the completion of the transactions contemplated by this Agreement are to be paid by the Party incurring those costs and expenses. For greater clarity, all such costs and expenses incurred by the Corporation prior and up to the Closing Date in connection with its incorporation and the sale of the Purchased Shares by the Vendors hereunder shall be deemed to be costs and expenses incurred by the Vendors.

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10.2. Notices. Any notice, consent, authorisation, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by any means providing proof of receipt, to the addresses indicated below, or to such other address as any Party may give to the other Party by way of notice delivered as aforesaid.

Purchaser:

DLT Resolution Inc.

20 Bay Street, Suite 1110

Toronto, Ontario, M5J 2N8

Attention: Drew Reid

E-mail: dreid@DLTresolution.com

Vendors, LLC’s or GMTI:

Charles Brofman

12085 SW Elsinore Drive

Port St Lucie, Florida  34987

And to

Abdul Matin Moosa

3761 Devonshire Road

Allentown, PA 18103

E-mail: charlie@wectrade.com

            matin@globalmotortrade.com

10.3. Further Assurances. Each Party will execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other Party to give effect to this Agreement.

10.4. Payment and Currency.  Any money to be paid or tendered by one Party to another pursuant to this Agreement must be paid by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due.  Unless otherwise specified, the word “dollar” and the “$” sign refer to United States currency, and all amounts to be advanced, paid or calculated under this Agreement are to be advanced, paid or calculated in United States currency.

10.5. No Broker.  Each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on without the assistance of any other Person on behalf of any Party in such manner as to give rise to any valid claim against the other Party (or in the case of the Purchaser, the Corporation) for a brokerage commission, finder’s fee or other similar payment.

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10.6. Public Announcements. Any press release, public announcement or publicity with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent of the Parties unless such release, announcement or publicity is required by Law, in which case the Party required to make such release, announcement or publicity shall use its best efforts to obtain approval of the other Parties as to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld.

10.7. Amendments and Waivers. No supplement, modification, amendment, waiver, discharge or termination of this Agreement shall be binding unless it is executed in writing by the Parties to be bound. No waiver of, failure to exercise or delay in exercising, any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressly provided; nor shall any single or partial exercise of any such provision shall preclude any other or further exercise of such provision or the exercise of any other provision.

10.8. Assignment and Enurement. Neither this Agreement nor any right or obligation under this Agreement may be assigned by any Party without the prior consent of the other Parties, which consent may be withheld without justification. Notwithstanding the foregoing, the Purchaser may freely amalgamate with the Corporation, or, with the prior written consent of the Vendors, which consent shall not be unreasonably or arbitrarily withheld, assign any or all of its rights and/or obligations hereunder to the Corporation (or vice versa) or to any acquirer of the Business, as the case may be. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

10.9. Joint and Several Obligations. The liabilities and obligations of the Vendors are joint and several. Both Vendors shall for all purposes hereof be regarded as in the same position as a principal debtor.

10.10. Severability.  Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

10.11. Counterparts. This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

10.12. Electronic Delivery. Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic PDF transmission constitutes valid and effective delivery.

10.13. Authority.  Each signatory hereof acting on behalf of a Party certifies by his or her signature hereunto that he or she is duly authorized to execute this Agreement for and on behalf of said Party and to bind said Party in accordance with the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Closing Date.  March 11, 2024.

DLT Resolution Inc.

/s/ Drew A. Reid

Drew A. Reid

President & CEO

(I have the authority to bind the corporation)

ACKNOWLEDGED AND AGREED AS TO THE BINDING PROVISIONS EFFECTIVE AS OF THE DATE OF THIS SHARE PURCHASE AGREEMENT:

Global Motor Trade International LLC.

Delaware USA

/s/ Charles Brofman

Charles Brofman

President & CEO

(I have the authority to bind the corporation)

Global Motor Trade LLC.

Pennsylvania,  USA

/s/Abdul Matin Moosa

Abdul Matin Moosa

President & CEO

(I have the authority to bind the corporation)

Page 2.

SJ Auto Trade LLC.

/s/ Charles Brofman

Charles Brofman

President & CEO

(I have the authority to bind the corporation)

WEC International LLC.

/s/ Charles Brofman

Charles Brofman

President & CEO

(I have the authority to bind the corporation)